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                                                                  Exhibit (3)(i)


                      CERTIFICATE OF OWNERSHIP AND MERGER
                                    MERGING
                        TRUE NORTH COMMUNICATIONS, INC.
                                     INTO
                  FOOTE, CONE & BELDING COMMUNICATIONS, INC.

    Foote, Cone & Belding Communications, Inc., a corporation organized and existing under the laws of the State of Delaware,

    DOES HEREBY CERTIFY:

    FIRST: That this corporation was incorporated on the 29th day of December, 1942, pursuant to the General Corporation Law of the State of Delaware.

    SECOND: That this corporation owns all of the outstanding shares of the stock of True North Communications, Inc., a corporation incorporated on the 20th day of October, 1994, pursuant to the General Corporation Law of the State of Delaware.

    THIRD: That this corporation, duly adopted the following preamble and resolutions at a meeting of its Board of Directors held on the 9th day of November, 1994:

      RESOLVED, that True North Communications, Inc., a Delaware corporation and a wholly owned subsidiary of this Corporation shall be merged (the "Merger") into this Corporation which shall be the surviving corporation; and

      FURTHER RESOLVED, that the Merger shall be effective at 12:01 A.M. Eastern Standard Time on December 19, 1994, following the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (such time and date being referred to herein as the "Effective Time"), and

      FURTHER RESOLVED, that the name of this Corporation shall be changed at the Effective Time to True North Communications Inc.

      FURTHER RESOLVED, that the proper officers of this Corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions to merge True North Communications, Inc. into this Corporation, and assume its liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of Delaware and a certified copy recorded in the Office of the Recorder of Deeds of New Castle County, Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect the Merger.
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      FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this
  Certificate of Ownership and Merger may be amended or terminated and abandoned by the Board of Directors of Foote, Cone & Belding Communications, Inc. at any time prior to the Effective Time of the Merger.

      IN WITNESS WHEREOF, said Foote, Cone & Belding Communications, Inc. has caused this Certificate to be signed by Gary D. Chester, its Vice President and attested by Dale F. Perona, its Secretary, this 9th day of December, 1994.

                                       FOOTE, CONE & BELDING
                                         COMMUNICATIONS, INC.



                                       By:  /s/ Gary D. Chester, Vice President
                                            ------------------------------------
                                            Gary D. Chester, Vice President

ATTEST:


/s/ Dale F. Perona
- ---------------------------
Dale F. Perona, Secretary

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